Exhibit 99.1
IDM Pharma Reports Third Quarter 2006 Financial Results
IRVINE, Calif. — (BUSINESS WIRE) — Nov. 13, 2006 — IDM Pharma, Inc. (Nasdaq: IDMI) today announced its financial results for the quarter and the nine months ended September 30, 2006. Financial information for the periods ended September 30, 2006 represents the consolidated results of IDM Pharma (formerly Epimmune Inc.) and its subsidiary, IDM S.A., following the completion of their business combination on August 16, 2005. Financial information for prior periods represents the historical financial information for IDM S.A. which was deemed to be the acquirer in the business combination for accounting purposes.
“We were extremely pleased to report the recent submission of a New Drug Application (NDA) to the Food and Drug Administration in the United States (FDA), followed by submission of a Marketing Authorization Application (MAA) to the European Medicines Agency (EMEA), requesting approval for JunovanTM (MepactTM in Europe) for the treatment of patients with newly diagnosed non-metastatic high grade osteosarcoma in combination with chemotherapy following complete surgical resection. These filings represent a major milestone for IDM and an important step toward the goal of making this therapy available to children and young adults suffering from osteosarcoma,” Jean-Loup Romet-Lemonne, M.D., Chief Executive Officer of IDM Pharma commented.
“In the context of this submission, we are also taking steps to contain our expenses by focusing our resources on our most advanced cancer programs, including Junovan and Uvidem®, a product to treat melanoma which is being developed in collaboration with Sanofi-Aventis.”
Financial Results
Revenue for the three and nine months ended September 30, 2006 was $3.0 million and $8.3 million, respectively, compared to $2.1 million and $5.2 million for the same periods in 2005. Net loss for the three and nine months ended September 30, 2006 was $3.9 million and $17.5 million, respectively, compared to $20.2 million and $29.5 million for the corresponding periods in 2005. Basic and diluted net loss per share for the three and nine months ended September 30, 2006 was $0.29 and $1.31, respectively, compared to $1.87 and $3.19 basic and diluted net loss per share for the corresponding periods in 2005. Shares used in the loss per share calculations for all periods presented have been retroactively restated for the equivalent number of shares that were received by IDM S.A. in the business combination. The 2005 periods include the impact of the non-cash $13.3 million write-off of acquired in process research and development related to the August 2005 business combination. Cash and cash equivalents were $13.0 million as of September 30, 2006.

The increase in revenue during the three and nine months ended September 30, 2006 compared to the same period in 2005 was primarily due to an increase in reimbursements under the Company’s collaboration agreement with Sanofi-Aventis.
Research and development (R&D) expenses for the three and nine months ended September 30, 2006 were $5.3 million and $17.0 million, respectively, compared to $5.0 million and $14.7 million for the same periods in 2005. The increase in R&D expenses during the three and nine months ended September 30, 2006 compared to the corresponding periods in the prior year was due primarily to higher expenditures for Phase II clinical trials of Uvidem and expenditures made in connection with preparation for regulatory filing and manufacturing of Junovan. These expenditures were partially offset by reduced spending on activities not related to Junovan or Uvidem.
The Company had expenses associated with impairment of patents and licenses of $0.1 million and $0.5 million for the three and nine months ended September 30, 2006, respectively, compared to $2.0 million and $2.3 million for the same periods in 2005. The 2005 amounts relate primarily to a $2.0 million license fee for rights to commercialize products utilizing interleukin-13 (IL-13), paid through the issuance of Company stock to Sanofi-Aventis, for which the Company recorded a $2.0 million impairment charge.
Selling, marketing, general and administrative expenses for the three and nine months ended September 30, 2006 were $1.8 million and $7.2 million, respectively, compared to $2.1 million and $5.7 million for the same periods in 2005. Higher comparative operating expenses for the nine months ended September 30, 2006 corresponds to expenses associated with being a public company, including board of directors fees, accounting, and legal expenses, and increased compensation, as well as from the adoption of SFAS 123(R).
Cash and cash equivalents were $13.0 million as of September 30, 2006, compared to $26.7 million as of December 31, 2005. The Company anticipates that its quarterly cash utilization rate will decrease going into 2007 as a result of the Company’s efforts to contain its expenses and focus its resources on its most advanced cancer programs, Junovan and Uvidem. Based on its current development and operating plan, the Company believes that its existing cash resources will be sufficient to meet its cash requirements through the second quarter of 2007.
Financial details appear in the accompanying schedules.
About IDM Pharma
IDM Pharma (IDM) is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer. IDM is currently developing two types of products: the first is designed to destroy cancer cells by activating innate immunity, and the second to prevent tumor recurrence by triggering a specific adaptive immune response.
IDM currently has 5 products in clinical development. The most advanced product, JunovanTM, has completed a Phase III clinical trial in osteosarcoma, and IDM has submitted an application for marketing approval for Junovan to the FDA and the EMEA. Three products are in Phase II clinical trials in bladder cancer, melanoma and non-small cell lung cancer, and one is in Phase I in colorectal cancer.

IDM has a major product development partnership with SANOFI-AVENTIS in cancer immunotherapy. MEDAREX and SANOFI-AVENTIS are corporate partners and shareholders of IDM or its affiliate since 1993 and 2001, respectively.
For more information, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including the timeframe for which the Company’s cash will be sufficient to meet its operating requirements, statements regarding the filing and potential approval of the submissions for marketing approval of Junovan made with the FDA and the EMEA, and the Company’s intention to contain its expenses and focus on its two lead product candidates. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including, but not limited to, the timing of the FDA’s and EMEA’s review of the submissions for marketing approval, the ability of the Company to respond to questions raised by the FDA and EMEA in a satisfactory manner, the time needed to respond to any issues raised by the FDA and EMEA with regard to regulatory submissions for Junovan, the possibility that regulatory authorities may not consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase III trial conducted by Children’s Oncology Group as adequate for their assessment of Junovan, which may cause delays in review, may result in a refusal to accept the filings for marketing approval, may result in the regulatory authorities requiring the Company to conduct additional clinical trials, or may result in a determination by the regulatory authorities that the data does not support marketing approval, the possibility that the FDA and EMEA will not grant the filing priority review status, whether regulatory authorities will approve Junovan within the time frame expected by the Company or at all, and whether the Company will be able to manufacture Junovan even if it is approved by regulatory authorities. Other risks affecting the Company and its drug development programs include whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the company, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned; whether any steps taken by the Company to contain costs will in fact result in sufficient reduction in expenses; reliance on key employees, especially senior management; the uncertainty of the Company’s future access to capital; the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property. These factors are more fully discussed in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2005 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

IDM PHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005

Revenues:
Research grants and contract revenue	$—	$507	$68	$507
Related party revenue	3,012	1,470	8,228	4,611
License fees, milestones and other revenues	16	79	32	108

Total revenues	3,028	2,056	8,328	5,226

Costs and expenses:
Research and development	5,271	4,979	17,032	14,656
Impairment of patents and licenses	144	2,030	497	2,325
Selling and marketing	234	351	397	1,001
General and administrative	1,563	1,790	6,817	4,686
Acquired in process research and development	—	13,300	—	13,300

Total costs and expenses	7,212	22,450	24,743	35,968

Loss from operations	(4,184)	(20,394)	(16,415)	(30,742)

Interest income, net	118	142	427	484
Other income (expense), net	49	(2)	—	(2)
Foreign exchange (loss) gain	165	(50)	(1,698)	57

Loss before income tax benefit	(3,852)	(20,304)	(17,686)	(30,203)
Income tax benefit	—	119	179	697

Net loss	$(3,852)	$(20,185)	$(17,507)	$(29,506)

Weighted average number of shares outstanding	13,398,474	10,821,285	13,354,184	9,253,597

Basic and diluted loss per share	$(0.29)	$(1.87)	$(1.31)	$(3.19)

Comprehensive loss:
Net loss	$(3,852)	$(20,185)	$(17,507)	$(29,506)
Other comprehensive (loss) gain	(224)	47	2,388	(3,834)

Comprehensive loss	$(4,076)	$(20,138)	$(15,119)	$(33,340)

IDM PHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2006	2005
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$12,974	$26,702
Other current assets	5,362	6,193

Total current assets	18,336	32,895

Property and equipment, net	1,820	2,109
Patents, trademarks and licenses, net	3,419	3,912
Goodwill	2,812	2,812
Other long term assets	1,241	1,159

Total assets	$27,628	$42,887

Liabilities and stockholders’ equity:
Current liabilities	$9,690	$10,514
Other liabilities	3,678	3,629
Stockholders’ equity	14,260	28,744

Total liabilities and stockholders’ equity	$27,628	$42,887

CONTACT: IDM
Jackie Fritz, 949-470-4751
Senior Director Administration and Human Resources
SOURCE: IDM Pharma, Inc.

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